Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xoom Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-186770) on Form S-8 of Xoom Corporation of our report dated February 21, 2014, with respect to the consolidated balance sheets of Xoom Corporation and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Xoom Corporation.

/s/ KPMG LLP

San Francisco, California

February 21, 2014